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                                                                     EXHIBIT 15


Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D. C. 20549


                        Re:     Colonial Properties Trust
                                (File No. 1-12358)
                                Registrations on Form S-8
                                Registrations on Form S-3


We are aware that our report dated August 13, 2003 on our review of the interim financial information of Colonial Properties Trust for the three and six-month periods ended June 30, 2003 and 2002 and included in the Company's quarterly report on Form 10-Q for the quarters then ended, is incorporated by reference in the registration statements on Form S-8 related to certain restricted shares and stock options filed on September 29, 1994; Form S-8 related to the Non-Employee Trustee Share Plan filed on May 15, 1997; Form S-8 related to the Employee Share Purchase Plan filed on May 15, 1997; Form S-8 related to changes to First Amended and Restated Employee Share Option and Restricted Share Plan and Non-Employee Trustee Share Option Plan filed on May 15, 1997; Form S-3 related to Shelf Registration filed November 20, 1997; Form S-3 related to the Dividend Reinvestment Plan filed on April 19, 1995, as amended; Form S-8 related to the registration of common shares issuable under the Colonial Properties Trust 401(k)/Profit-Sharing Plan filed on October 15, 1996; Form S-3 related to the registration of common shares issuable under the Colonial Realty Limited Partnership Executive Unit Purchase Program filed on February 6, 2001; and Form S-3 related to the Shelf Registration filed May 9, 2003. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.


/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP


Birmingham, Alabama
August 13, 2003